Exhibit 10.11

Global Power Equipment Group Inc.

Restricted Stock Award Agreement

[INSERT NAME] (the “Grantee”) was awarded [INSERT] shares of common stock (“Common Stock”) of Global Power Equipment Group Inc., a Delaware corporation (the “Company’), subject to the terms and conditions hereof.

Grant Date: [INSERT DATE]	Restriction Lapse Dates: See Section 2 below

Restricted Stock Award Agreement (the “Award Agreement”) pursuant to the Global Power Equipment Group Inc. 2008 Director’s Equity Incentive Plan, as it may be amended from time to time (the “Plan”).

W I T N E S S E T H:

WHEREAS, the Company and the Grantee desire to enter into an agreement whereby the Company will grant the Grantee Restricted Stock.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Grantee agree as follows:

1. Grant of Restricted Stock. Pursuant to the terms and conditions of this Award Agreement and the Plan (which is incorporated herein by reference), the Company hereby grants to the Grantee the number of shares of Common Stock as provided above. The shares of Common Stock covered by this Award Agreement are sometimes hereinafter referred to as the “Restricted Stock Shares”. The Grantee shall pay to the Company the amount determined by multiplying the par value of the Common Stock times the number of Restricted Stock Shares. The Restricted Stock Shares will not be evidenced by certificates prior to the time that the vesting restrictions with respect thereto lapse. The number and class of securities and vesting schedule of the Restricted Stock Shares are subject to adjustment as set forth herein and in the Plan. In the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

2. Vesting. 25% of the Restricted Stock Shares granted under this Award Agreement shall vest on the date hereof. The remaining Restricted Stock Shares granted under this Award Agreement shall vest in three equal installments (each constituting 25% of the aggregate Restricted Stock Shares) on each of January 22, 2010, January 22, 2011 and January 22, 2012 (the “Vesting Period”) subject to the Grantee continuing to serve as a member of the Board as of the applicable date. Notwithstanding anything herein to the contrary: (a) upon the consummation of a Change of Control of the Company, then all unvested Restricted Stock Shares shall be immediately and fully vested, and (b) upon the death or disability of the Grantee, then the Grantee shall be vested in that number of Restricted Stock Shares equal to the product of (X) the number of unvested Restricted Stock Shares that otherwise would have vested in the calendar year of termination if the Grantee had not terminated service as a member of the Board by reason of death or disability multiplied by (Y) a fraction equal to the number of days that the Grantee served in the year of termination over 365. To the extent that Restricted Stock Shares do not vest for any reason, the Company shall pay to the Grantee the amount originally paid by the Grantee with respect to such Restricted Stock Shares pursuant to Section 1.

3. Nontransferability. The Restricted Stock Shares granted pursuant to this Award Agreement may not be transferred without the consent of the Company prior to their vesting, other than by will or the laws of descent and distribution.

4. No Rights Other Than Those Expressly Created. Neither this Award Agreement, the Restricted Stock Shares, nor any action taken hereunder shall be construed as (i) giving the Grantee any right to be retained as a member of the Board, (ii) giving the Grantee any equity or interest of any kind in any assets of the Company, or (iii) creating a trust of any kind or a fiduciary relationship of any kind between the Grantee and the Company. As to any claim for any unpaid amounts or distributions under this Award Agreement, any person having a claim for payments shall be an unsecured creditor.

5. Compliance with Laws.

(a) Taxes. The Grantee shall be liable and responsible for all taxes owed in connection with the Restricted Stock Shares, including the awarding and vesting thereof. The Company does not commit and is under no obligation to structure the Restricted Stock Shares to reduce or eliminate the Grantee’s tax liability.

(b) Securities Law Compliance. Upon vesting (or partial vesting) of the Restricted Stock Shares granted hereunder, the Grantee shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue or transfer the Restricted Stock Shares in compliance with the provisions of applicable federal or state securities laws. The Company, in its discretion, may postpone the issuance and delivery of Restricted Stock Shares until completion of such registration or other qualification of such shares under any federal or state laws, or stock exchange listing, as the Company may consider appropriate. In addition, the Company may require that prior to the issuance or transfer of Restricted Stock Shares, the Grantee enter into a written agreement to comply with any restrictions on subsequent disposition that the Company deems necessary or advisable under any applicable federal and state securities laws. Certificates of Stock issued hereunder may be legended to reflect such restrictions.

(c) General. No Restricted Stock Shares shall be issued unless and until the Company is satisfied, in its sole discretion, that there has been compliance with all legal requirements applicable to the issuance of such Restricted Stock Shares.

6. Miscellaneous.

(a) Definitions.

(i) “Change of Control” shall mean: (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of voting stock of the Company (the “Voting Stock”); provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of 50% or more of Voting Stock shall not constitute a Change of Control; and provided, further, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Voting Stock, shall not constitute a Change of Control; or (b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute a majority of the members of this Board; provided that any individual who becomes a director after the Effective Date whose election or nomination for election by the Company’s Shareholders was approved by a majority of the members of the Incumbent Directors (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 under the Exchange Act), “tender offer” (as such term is used in Section 14(d) of the Exchange Act) or a proposed Merger (as defined below) shall be deemed to be members of the Incumbent Directors; or (c) The consummation of (i) a reorganization, merger or consolidation (any of the foregoing, a “Merger”), in each case, with respect to which the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from the Merger (the Resulting Corporation”) as a result of the individuals’ and entities’ shareholdings in the Company immediately prior to the consummation of the Merger and without regard to any of the individual’s and entities’ shareholdings in the Resulting Corporation immediately prior to the consummation of the Merger, (ii) a complete liquidation or dissolution of the Company or (iii) the sale or other disposition of all or substantially all of the assets of the Company, excluding a sale or other disposition of assets to a subsidiary of the Company.

(ii) “Disability” shall have the meaning set forth in the Company’s long term disability plan.

(b) 409A Compliance. The Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the issuance of stock hereunder as it reasonably deems necessary to comply with Section 409A of the Code and interpretative guidance thereunder.

(c) Discretion of the Committee. Unless otherwise explicitly provided herein, the Board of Directors of the Company, or an authorized committee thereof, shall make all determinations required to be made hereunder, including determinations required to be made by the Company, and shall interpret all provisions of this Award Agreement and the underlying Restricted Stock Shares, as it deems necessary or desirable, in its sole and unfettered discretion. Such determinations and interpretations shall be binding and conclusive to the Company and the Grantee.

(d) Amendment. This Award Agreement may only be modified or amended by a writing signed by both parties.

(e) Notices. Any notices required to be given under this Award Agreement shall be sufficient if in writing and if sent by certified mail, return receipt requested, and addressed as follows:

if to the Company:

Global Power Equipment Group Inc.

Attention: General Counsel

6120 South Yale, Suite 1480

Tulsa, OK 74136

if to the Grantee:

[INSERT NAME AND ADDRESS OF GRANTEE]

or to such other address as either party may designate under the provisions hereof.

(f) Entire Agreement. This Award Agreement shall supersede in its entirety all prior undertakings and agreements of the Company and Grantee, whether oral or written, with respect to the Restricted Stock Shares granted hereunder including, without limitation, any prior written employment, change of control agreement or other similar written agreement, if any, that may provide, in certain circumstances, for acceleration of Restricted Stock Shares granted to the Grantee.

(g) Successors and Assigns. The rights and obligations of the Company under this Award Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

(h) Applicable Law; Severability. All rights and obligations under this Award Agreement shall be governed by the laws of the State of Delaware. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Award Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Award Agreement shall nevertheless remain in full force and effect.

(i) Paragraph Headings; Rules of Construction. The paragraph headings used in this Award Agreement are for convenience or reference, and are not to be construed as part of this Award Agreement. The parties hereto acknowledge and agree that the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Award Agreement.

(j) Electronic Copies. The Company may choose to deliver certain materials relating to the Plan in electronic form. By accepting this Award Agreement, the Grantee consents and agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Grantee in an electronic format. If at any time Grantee would prefer to receive paper copies of these documents, the Company will provide such copies upon request.

(k) Fractional Shares. No Fractional Shares of Common Stock shall be issued hereunder. Any fractional shares shall be rounded to next whole number using normal convention.

(l) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Award Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party, unless explicitly provided for herein. No single or partial exercise of any right, power or remedy under this Award Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

(m) Counterparts. This Award Agreement may be executed in multiple counterparts, including by electronic or facsimile signature, each of which shall be deemed in original but all of which together shall constitute one and the same instrument.

[GRANTEE]	Global Power Equipment Power Group Inc.

By:
[NAME AND TITLE]

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